Exhibit 10.2

SUPPLEMENTAL AGREEMENT

This supplemental agreement (the “Supplemental Agreement”) is made and entered into as of [*] (the “Effective Date”), between Fresh2 Group Limited (the “Company”), and ***INC (the “Investor”) (Each, “Party”, or collectively, “Parties”).

WHEREAS, the Parties entered into that certain Share Purchase Agreement dated as of [*] (the “Purchase Agreement”);

WHEREAS, the Parties entered into that certain Amendment to Share Purchase Agreement dated as of [*] (the “Amendment”);

WHEREAS, According to the Purchase Agreement, the Investor shall receive from the Company [*] warrants of the Company (“Warrants”), and according to the Amendment, the Investor shall purchase [*] class A ordinary shares of the Company (“Purchased Shares”).

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

1.	All the Parties agree that all the rights of the Investor to receive Warrants from the Company are forfeited and terminated as of the Effective Date and, as a result of such termination, all the Parties hereby acknowledge and agree that the Company shall have no further liability to the Investor to issue or exercise any Warrants, and none of the Parties shall have the right to seek any remedies to any other Parties with respect to Warrants under the Purchase Agreement.

2.	All the Parties acknowledge and agree that the Company has issued to the Investor [*] Class A ordinary shares of the Company prior to the Effective Date under the Purchase Agreement and the Amendment, and the Company shall issue [*] Class A ordinary shares of the Company (“Second Tranche Shares”) to the Investor at its Share Closing Date in accordance with the Amendment. The Investor shall not transfer any Second Tranche Shares or convert any Second Tranche Shares to ADS of the Company, except that, subject to applicable laws, the Investor (i) may transfer 50% Second Tranche Shares or convert such 50% Second Tranche Shares to ADS of the Company on or after the 180th day after the Effective Date, and (ii) may transfer the remaining 50% Second Tranche Shares or convert such 50% Second Tranche Shares to ADS on or after the first anniversary of the Effective Date.

3.	Jurisdiction. This Supplemental Agreement and all questions regarding its existence, validity, interpretation, breach or performance of this Supplemental Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Any dispute shall be finally settled by litigation brought solely in a Federal Court or state court located in the State of New York, and the Parties hereby submit to the exclusive jurisdiction of such courts.

4.	Counterparts. This Supplemental Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

5.	Binding Effect. This Supplemental Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective legal representatives, successors and assigns.

6.	Further Assurances. Each of the Parties hereby agrees to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Supplemental Agreement.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Agreement as of the Effective Date.

Fresh2 Group Limited

By:
Name:	Haohan Xu
Title:	CEO

[INVESTOR]

By:
Name:
Title: